Exhibit 99.1

Ryerson Celebrates 180 Year Anniversary and Provides Strategic Outlook At Investor Day

(Chicago – November 8, 2022) – Ryerson Holding Corporation (NYSE: RYI), a leading value-added processor and distributor of industrial metals, hosts its inaugural Investor Day today at the New York Stock Exchange as well as on a live webcast at RyersonInvestorday.com. The event will also celebrate 180 years of continuous operation for the business.

During the event, speakers from Ryerson’s management team will provide insight into the Company’s financial and operational transformation, industry and business outlook, strategic plan highlights and capital allocation policy. Ryerson’s Investor Day will also offer the audience a Q&A session to engage with the executive leadership team.

Executive Leadership presenters will include:

Eddie Lehner, President & Chief Executive Officer

Jim Claussen, Executive Vice President & Chief Financial Officer

Mike Burbach, Chief Operating Officer

Molly Kannan, Corporate Controller & Chief Accounting Officer

Srini Sundarrajan, Chief Information Officer

John Orth, Executive Vice President of Operations

All interested virtual attendees may register for the Investor Day on the event website www.ryersoninvestorday.com.

Ryerson Holding Corporation’s Investor Day Details:

DATE: Tuesday, November 8, 2022

TIME: 2:30 p.m. ET / 1:30 p.m. CT

WEBCAST: RyersonInvestorday.com

About Ryerson

Ryerson is a leading value-added processor and distributor of industrial metals, with operations in the United States, Canada, Mexico, and China. Founded in 1842, Ryerson has around 4,000 employees in approximately 100 locations. Visit Ryerson at www.ryerson.com.

Media and Investor Contact:

Pratham Dear

Investor Relations

312.292.5033

investorinfo@ryerson.com